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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-90468

         PROSPECTUS SUPPLEMENT
(To Prospectus dated July 11, 2002)

$150,000,000

Bausch & Lomb Incorporated
6.95% Senior Notes due 2007

        The notes will bear interest at the rate of 6.95% per year. Interest on the notes is payable on May 15 and November 15 of each year, beginning May 15, 2003. The notes will mature on November 15, 2007. We may redeem some or all of the notes at any time at the redemption prices described under "Description of the Notes—Optional Redemption."

        The notes will be our senior obligations and will rank equally with all of our other unsecured senior indebtedness.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price	99.853%	$149,779,500
Underwriting Discount	0.875%	$1,312,500
Proceeds to Bausch & Lomb	98.978%	$148,467,000

        Interest on the notes will accrue from November 21, 2002 to the date of delivery.

        The underwriters expect to deliver the notes in book-entry form only through The Depository Trust Company on or about November 21, 2002.

Sole Book-Running Manager

Salomon Smith Barney

Banc of America Securities LLC

Fleet Securities, Inc.

JPMorgan

November 18, 2002

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

        In this prospectus supplement and the accompanying prospectus, the words "company," "we," "our," "ours," and "us" refer to Bausch & Lomb Incorporated and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference may contain a number of statements that involve predictions of our future performance, and are dependent on a number of factors affecting our performance. We use the words "anticipate," "should," "expect," "estimate," "project," "will," "are likely," "believe" and similar expressions to identify forward looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be relied upon only as of the date of the document in which they are contained.

        Wherever possible, specific factors that may impact performance materially have been identified in connection with specific forward looking statements. Additional risks and uncertainties include, without limitation, those discussed under "Risk Factors" as well as:

  •
  the impact of competition, seasonality and general economic conditions in the contact lens and lens care, cataract, refractive and ophthalmic surgical and pharmaceutical and non-ophthalmic pharmaceutical markets where our businesses compete;

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  changes in global and localized economic and political conditions, effects of war or terrorism, changing currency exchange rates;

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  changing trends in practitioner and consumer preferences and tastes;

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  changes in technology and medical developments relating to the use of our products;

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  legal proceedings initiated by or against us;

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  the impact of company performance on our financing costs;

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  changes in government regulation of our products and operations;

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  changes in private and regulatory schemes providing for the reimbursement of patient medical expenses;

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  changes in our credit ratings, or the cost of access to sources of liquidity;

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  the financial well-being and commercial success of our key customers;

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  the performance by third parties upon whom we rely for the provision of goods or services;

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  our ability to secure intellectual property protections, including patent rights, with respect to our key technologies;

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  difficulties or delays in the development, production, laboratory and clinical testing, regulatory approval or marketing of our products;

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  the continued successful implementation of our efforts to manage and reduce costs and expenses;

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  the effect of changes within our organization, including the selection and development of our management team; and

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  such other factors as are described in greater detail in our filings made from time to time with the SEC, both before and after the date of this prospectus supplement or the date of the accompanying prospectus.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us. The second part, the attached prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description in the prospectus supplement differs from the description in the attached prospectus, the description in the prospectus supplement supersedes the description in the attached prospectus.

iii

SUMMARY

        The following is a summary and may not contain all the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference. The "Description of the Notes" section of this prospectus supplement and the "Description of Debt Securities" section in the accompanying prospectus contain more detailed information regarding the terms and conditions of the notes.

Bausch & Lomb Incorporated

        We are a world leader in the development, manufacture and marketing of healthcare products for the eye. Our core businesses include contact lenses, lens care products, ophthalmic pharmaceutical products and cataract and refractive surgery products and equipment.

        The Bausch & Lomb brand connotes 150 years of experience in improving vision. Our products are available in more than 100 countries. Our customers include licensed eye care professionals, health products retailers, independent pharmacies, drug stores, food stores and mass merchandisers, ophthalmic surgeons, hospitals, ambulatory surgery centers and distributors. For commercial operations, we are organized into three geographic segments: the Americas; Europe, Middle East and Africa; and Asia. Our additional segments, which are managed on a global basis, are the Research, Development and Engineering organization and the Global Supply Chain organization.

Products

        Our products are divided into five product categories:

        Contact Lenses.    Our contact lens product portfolio includes: traditional, planned replacement disposable, daily disposable, continuous wear and toric soft lenses and rigid gas permeable lenses. We are among the top three global providers by revenue of contact lens products. Our revenues from contact lenses in fiscal year 2001 constituted 28% of our total revenues. Our contact lens products are marketed by our own sales force and through distributors to licensed eye care professionals and health product retailers. We believe our contact lenses marketed under the Bausch & Lomb, Medalist, Boston, Optima FW, PureVision, and SofLens trademarks receive broad recognition from consumers and eye care professionals.

        Lens Care Products.    We are the global leader in market share for lens care products. Our lens care products include multipurpose solutions, enzyme cleaners and saline solutions. Our revenues from lens care products in fiscal year 2001 constituted 25% of our total revenues. Our lens care products are marketed by our sales force and through distributors to licensed eye care professionals, health products retailers, independent pharmacies, drug stores, food stores and mass merchandisers. We believe we have developed significant consumer and eye care professional recognition of our lens care products marketed under the Bausch & Lomb, ReNu, ReNu MultiPlus, Sensitive Eyes, and Boston trademarks.

        Pharmaceutical Products.    We manufacture and sell generic and proprietary prescription pharmaceuticals and over-the-counter (OTC) medications with a strategic emphasis in the ophthalmic field, and vision accessories. Our revenues from pharmaceutical products in fiscal year 2001 constituted 21% of our total revenues. These products are marketed by our sales force and distributed through wholesalers, independent pharmacies, drug stores, food stores, mass merchandisers and hospitals. We believe that we have developed broad consumer recognition for our pharmaceutical products marketed under the Bausch & Lomb, Dr. Mann Pharma, Chauvin, Laboratoire Chauvin, Opcon-A, Ocuvite, Ocuvite PreserVision, Lotemax and Alrex trademarks.

        Cataract Surgery Products and Equipment.    We manufacture and sell products and equipment for cataract and vitreoretinal surgery. Our revenues from cataract surgery products and equipment in fiscal year 2001 constituted 18% of our total revenues. Our cataract surgery products and equipment are marketed by our sales force and through distributors to ophthalmic surgeons, hospitals and ambulatory surgery centers. We believe professionals in the health care industry recognize our cataract surgery products and equipment marketed under the Bausch & Lomb, Millennium and Hydroview trademarks.

        Refractive Surgery Products and Equipment.    Our refractive surgery products and equipment include lasers, microkeratomes and other products and equipment used in refractive surgery. Our revenues from refractive surgery products and equipment in fiscal year 2001 constituted 8% of our total revenues. Our refractive surgery products and equipment are marketed by our sales force and through distributors to ophthalmic surgeons, hospitals and ambulatory surgery centers. We believe we have developed substantial professional recognition of our refractive surgery products and equipment marketed under the Hansatome, Orbscan, Technolas and Zyoptix trademarks.

Strategic Direction

        Our strategy is to target those portions of the eye care market with strong growth potential or good profit margins or both. We believe our fundamental strengths—sound strategy, excellent technology, global commercial capability and a strong brand—will permit us to take advantage of the opportunities in mature and developing markets.

        Contact Lenses.    Bausch & Lomb pioneered soft contact lens technology and currently has one of the broadest offerings of contact lenses in the world. The contact lens market is estimated to be $3.2 billion worldwide. Currently, it is growing in the mid-single digits, with certain segments growing more quickly than others. Our strategy is to focus our development efforts in the faster-growing sustainable market segments, while capitalizing on the breadth of our entire portfolio. SofLens66 Toric, our planned replacement lens for people with astigmatism, and our continuous wear lens, PureVision, are building momentum and gaining share globally. A recent adverse ruling in a patent lawsuit has, however, halted the sale of our PureVision contact lens in the United States. See "Risk Factors" beginning on page S-9. Despite an excellent product—Bausch & Lomb Two Week—and competitive cost structure, we have been unable to gain share in the United States spherical (or non-specialty) market segment as quickly as we would like. Long-term, we believe our contact lens business can grow somewhat faster than the market, led by new products and accelerating success outside the United States. Early in 2002, we launched SofLens66 Toric in Japan and plan to launch additional products over the next several years into that important market. We also plan to introduce a cast-molded multifocal lens in the United States later this year.

        Lens Care Products.    The lens care market is relatively mature but very profitable and cash generative. It is estimated to be $1.7 billion worldwide. Our strategy is to increase our share through technological enhancements and extensions to our product lines. Through enhanced regulatory approvals, our flagship brand, ReNu, regained its U.S. market leadership position in early 2002. Outside of the United States, our lens care revenues grew on a currency adjusted basis of 7% through the third quarter of 2002. Our Boston brand of products for the care of rigid gas permeable contact lenses holds a commanding share of its market in the United States, and is the market leader worldwide.

        Pharmaceutical Products.    Our pharmaceutical product category includes both generic and branded prescription pharmaceuticals as well as over-the-counter medications, and vision accessories. The ophthalmic pharmaceuticals market is estimated to be $5 billion worldwide. Our newest product in the category is Ocuvite PreserVision, a vitamin supplement sold over-the-counter, often on the recommendation of eye care professionals. The exact formulation of vitamins and minerals in Ocuvite PreserVision was shown in a 10-year study by the National Eye Institute to reduce the risk of blindness for patients with high risk of developing age-related macular degeneration. Our strategic focus for our pharmaceutical category is on proprietary ophthalmic products, and in particular our Envision TD targeted drug delivery technology platform.

        Our Envision TD technology is a targeted drug-delivery implant for treatment of chronic diseases of the retina and back of the eye. It is inserted in an outpatient procedure and is designed to be effective for up to three years. This technology allows doctors to deliver drugs directly to the diseased site, avoiding the difficulties in successfully delivering treatment to the posterior chamber of the eye without serious systemic effects. An earlier version of the Envision TD technology was used in our Vitrasert product that has been successfully implanted in thousands of AIDS patients since 1996. We are conducting clinical trials for use of the Envision TD technology in our proposed new Retisert products for treatment of three leading causes of blindness affecting millions of people in developed markets: posterior uveitis, diabetic macular edema, and age-related macular degeneration.

        Cataract Surgery Products and Equipment.    Cataract surgery is the most commonly performed surgical procedure in the United States today. The $2.3 billion global market for products and equipment used in cataract surgery is growing in the mid-single digits. Our cataract offerings include a broad line of intraocular lenses as well as Millennium, which we believe is the most advanced line of phacoemulsification equipment. Phacoemulsification is the procedure by which the patient's natural lens is extracted during cataract surgery. We also sell disposable surgical packs and instruments that are used during the procedure. Our goal in the cataract category is to improve our market share position, which had eroded as a result of supply issues arising during the integration of our surgical business acquired in 1998. These problems were addressed and we believe the issues have been resolved, but we recognize it will take time to regain customer confidence and the business of surgeons who may have turned to other manufacturers. We plan to accomplish this through technological advances to our intraocular lens lines and through increased Millennium placements, which should in turn lead to increased annuity sales of disposables and surgical packs. Another strategic focus is to leverage our broad portfolio of products and equipment to cross-sell our pharmaceutical and refractive surgery products.

        Refractive Surgery Products and Equipment.    We are the global technology leader for refractive surgery equipment used in the LASIK (Laser Insitu Keratomileusis) surgical procedure. The refractive surgery products and equipment market is estimated to be $525 million worldwide. Our Hansatome microkeratome, the precision cutting tool to create the corneal flap, is the most widely used microkeratome today. We also manufacture the disposable microkeratome blades that are replaced for each patient, and as such, we derive an excellent annuity on our Hansatome placements. In fact, we currently provide the most widely used blades in the United States. Growth for LASIK procedures occurred outside the United States in 2001 and our Technolas 217 laser is the most widely used laser in these markets due to its superb outcomes and low retreatment rates. In the United States, the Technolas 217 was the sixth major laser introduced to the market. We were not able to grow share in the United States in 2001, partly due to the slowing economy, which discouraged patients from seeking the elective procedure and stalled capital equipment purchases by surgeons. An oversupply of used equipment and a rationalization among providers of discount LASIK surgery also negatively affected the market. We believe that as the U.S. economy improves and the most qualified surgeons perform increasing numbers of successful surgeries, the U.S. market for LASIK procedures will increase, driving growth in our sales. We have begun the process of obtaining U.S. Food and Drug Administration, or FDA, approval for using our laser to treat hyperopia and for our Zyoptix system, a product commercially available outside the United States for over a year. Zyoptix provides personalized refractive surgery, using advanced and proprietary diagnostic instruments and proprietary algorithms to create customized firing patterns for an upgraded version of our laser. It offers patients a chance for better outcomes as compared to non-customized LASIK. Once we are able to sell our Zyoptix systems in the United States, we believe that the increased placements will enhance sales of the disposable card which controls the personalized laser firing patterns.

Suppliers and Customers

        We purchase the materials and components for each of our product categories from a wide variety of suppliers. We believe that the loss of any one supplier would not adversely affect our business to a significant extent.

        Our five product categories have different customer bases, from local drug stores to hospital chains to independent practitioners and combined purchase organizations for managed care organizations. No material part of our business, taken as a whole, is dependent upon a single or a few customers.

Research and Development

        Research and development activities, and the products which do and may result from those activities, are a critical portion of our business. Our commitment to our research and development activities for continuing operations totaled $122 million in 2001, $122 million in 2000, and $98 million in 1999. Several of our significant new cataract, refractive and pharmaceutical products are currently undergoing testing required for FDA approval of the products for sale in the United States.

Patents and Licenses

        While in the aggregate our patents are of material importance to our businesses taken as a whole, no single patent or patent license or group of patent licenses relating to any particular product or process is material to any of our product categories. We actively pursue technology development and acquisition as a means to enhance our competitive position in our product categories.

        We are engaged in litigation with CIBA Vision Corporation, the eyecare unit of Novartis AG, and its affiliates in various jurisdictions. Most notably, the U.S. Federal District Court in Delaware has ruled that our PureVision product infringes a patent owned by Wesley Jessen Vision Care, Inc., a subsidiary of CIBA Vision. The court enjoined our further manufacture and sale of the PureVision product in the United States. See "—Recent Developments" for a further discussion of this litigation and its impact on us. We have legal actions proceeding in courts in Georgia and New York involving various patents on contact lens materials and processes. In the Georgia case, filed in early 1999, CIBA Vision alleges we have infringed four patents, which we contend are invalid. In the New York case, filed in November of 2001, we claim that CIBA Vision's Night And Day contact lens product infringes one of our patents.

Government Regulation

        Our products are subject to regulation by governmental authorities in the United States and other markets. These authorities, including the FDA, generally require extensive testing of new products prior to sale and have jurisdiction over the safety, efficacy and manufacturing of products, as well as product labeling and marketing. In most cases, significant amounts of time and money must be spent to bring a new product to market in compliance with these regulations. The regulation of pharmaceutical products and medical devices, both in the United States and in other markets, has historically been subject to change. Delays in the regulatory approval process may result in delays in coming to market with new products and extra costs to satisfy regulatory requirements.

Recent Developments

        On June 26, 2002 the United States Federal Court for the District of Delaware ruled that our PureVision continuous wear contact lens product infringes a patent owned by Wesley Jessen Vision Care, Inc., a subsidiary of CIBA Vision, the eyecare unit of Novartis AG. The court issued an injunction ordering that we discontinue the manufacture and sale of our PureVision contact lens in the United States, effective immediately. At the time of the court's decision, the PureVision contact lens product was being manufactured by us exclusively in Rochester, New York. On August 2, 2002, the U.S. Court of Appeals for the Federal Circuit denied our request for a stay of the injunction. As a result, we are moving our U.S.-based manufacturing operations for PureVision contact lenses to our Waterford, Ireland facility to supply the non-U.S. demand for PureVision. We expect revenues in the second half of 2002 to decline approximately $10 million from previous expectations as a result of the court decision. Earnings per share for the second half of 2002 are expected to decrease between $0.12 and $0.15 in total from estimates made prior to the injunction. That decline reflects lost margin from the sales decline and other incremental costs (such as underabsorbed overhead, relocation of equipment, validation and start-up) associated with the transfer of manufacturing, which will be reported in ongoing operations; as well as severance costs related to employees in the U.S. facility, which were charged to restructuring expense in the third quarter of 2002. This impact is reflected in the "Our Outlook" section of "Management's Discussion and Analysis" in our Quarterly Report on Form 10-Q for the third quarter.

        On October 28, 2002, our Board of Directors reviewed information regarding an error in the published biographical information of our chairman and chief executive officer, Ronald L. Zarrella stating that he had received an MBA degree from New York University Graduate School of Business. We have corrected his biography in our published materials. The Board has determined not to accept Mr. Zarrella's offer to resign his position. At the same time the Board reiterated its confidence in Mr. Zarrella's leadership abilities, the Board determined to sanction Mr. Zarrella by withholding his incentive bonus for 2002, of which $1.1 million was guaranteed under his employment agreement.

        Our business was founded in 1853 and incorporated in the State of New York in 1908. Our principal executive offices are located at One Bausch & Lomb Place, Rochester, New York 14604. Our telephone number is (585) 338-6000.

The Offering

Issuer	Bausch & Lomb Incorporated
Securities Offered	$150,000,000 aggregate principal amount of 6.95% Senior Notes due 2007
Maturity Date	November 15, 2007
Interest	Interest will accrue on the notes from November 21, 2002 and will be payable on May 15 and November 15 of each year, beginning on May 15, 2003.
Ranking	The notes will be senior obligations of Bausch & Lomb and will rank equally with all of our other unsecured senior indebtedness.
Optional Redemption	We may redeem the notes at any time at our option, in whole or in part, at a redemption price equal to the greater of:
• 100% of the principal amount of the notes being redeemed; or
•
the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.
We will also pay the accrued and unpaid interest on the notes to the redemption date.
Covenants
The indenture, as amended and supplemented, including by the supplemental indenture governing the notes, will contain certain restrictions, including, among others, a limitation that restricts the ability of us and our significant subsidiaries to create or incur secured indebtedness if it would cause the amount of our consolidated indebtedness to exceed 15% of our consolidated net worth as shown on our most recent consolidated balance sheet. Certain sales and leaseback transactions are similarly limited.
Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes which may include repayment of existing indebtedness. See "Use of Proceeds."

Summary Financial Information

        The following financial information as of the end of and for each of the fiscal years in the five-year period presented is derived from our audited consolidated financial statements. The consolidated financial information for the nine months ended September 28, 2002 and September 29, 2001 is unaudited; however, in the opinion of our management, all adjustments necessary for a fair presentation of such information on a consolidated basis are included. These results are not indicative of the results we expect for the entire year. You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes as well as the management's discussion and analysis of results of operations and financial condition, all of which are incorporated by reference into this prospectus. See "Where You Can Find Additional Information" in the accompanying prospectus.

	Nine Months Ended (Unaudited)				Fiscal Years Ended
	Sept 28, 2002		Sept 29, 2001		Dec 29, 2001		Dec 30, 2000		Dec 25, 1999		Dec 26, 1998		Dec 27, 1997
	(dollars in millions)
Statement of Income Data (1):
Net sales	$1,339.3		$1,223.6		$1,665.5		$1,718.7		$1,720.6		$1,562.4		$1,072.0
Costs and expenses (2)	1,253.4		1,167.5		1,578.8		1,576.8		1,506.4		1,392.9		909.2
Other expense (income)	0.2		(3.6)		1.7		(18.8)		29.2		49.8		29.9

Income from continuing operations before income taxes and minority interest	85.7		59.7		85.0		160.7		185.0		119.7		133.0
Provision for income taxes	29.5		19.8		28.7		65.5		66.6		42.2		50.6
Minority interest	16.1		11.0		14.3		13.2		15.7		21.9		20.4

Income from continuing operations	40.1		28.9		42.0		82.0		102.7		55.6		62.0
Discontinued operations
Income (loss) from discontinued operations, net	—		—		—		—		34.0		(63.4)		(12.6)
Gain on disposals of discontinued operations, net	—		—		—		—		308.1		33.0		—
Sale price adjustment related to disposal, net	—		—		(21.1)		—		—		—		—

Income before extraordinary item and change in accounting principle	40.1		28.9		20.9		82.0		444.8		25.2		49.4
Extraordinary item	—		—		—		1.4		—		—		—
Change in accounting principle, net of taxes	—		0.3		0.3		—		—		—		—

Net income (3)	$40.1		$29.2		$21.2		$83.4		$444.8		$25.2		$49.4

Ratio of earnings to fixed charges (4)	3.2	x	2.2	x	2.4	x	3.3	x	3.1	x	2.2	x	3.3	x
Balance Sheet Data (at period end) (1):
Total current assets	$1,173.6		$1,521.5		$1,397.3		$1,725.3		$1,883.8		$1,601.5		$1,128.9
Total assets	2,799.2		2,990.0		2,993.5		3,239.3		3,438.6		3,553.1		2,869.4
Total current liabilities	897.3		692.2		703.6		825.5		648.1		827.8		911.9
Total liabilities	1,800.0		1,986.2		2,018.5		2,199.9		2,204.6		2,708.1		2,051.0
Total shareholders' equity	999.2		1,003.8		975.0		1,039.4		1,234.0		845.0		818.4

(1)
Certain year-end balances have been reclassified to conform to current year presentation, including the restatement of net sales and selling, administrative and general expenses in the 1997 through 2001 periods, to reflect the adoption of EITF 01-09 that requires cash consideration given by a vendor to a customer to be a reduction of the selling prices of the vendor's products.

(2)
We have implemented a number of restructuring programs. As a result, pre-tax charges for restructuring and asset write-offs included in costs and expenses amounted to $49.0 million and $16.9 million for the nine months ended September 28, 2002 and September 29, 2001 respectively; and $21.2 million, $33.7 million, $53.5 million, $5.4 million and $39.1 million for the fiscal years ending 2001, 2000, 1999, 1998, and 1997, respectively.

(3)
We adopted SFAS No. 142 in the fiscal year beginning December 30, 2001. The following table reflects consolidated net income and net income per share adjusted as though the adoption of SFAS No. 142 was effective for the years ended December 29, 2001, December 30, 2000 and December 25, 1999:

	Nine Months Ended (Unaudited)		Fiscal Years Ended
	Sept 28, 2002	Sept 29, 2001	Dec. 29, 2001	Dec. 30, 2000	Dec. 25, 1999
	(dollars in millions)
Reported net income	$40.1	$29.2	$21.2	$83.4	$444.8
Goodwill amortization, net of tax	—	12.3	16.7	13.3	13.0
Amortization of intangibles reclassified to goodwill, net of tax	—	3.2	3.9	5.8	5.1
Amortization of trade names due to change in accounting estimate, net of tax	—	(2.4)	(3.2)	(2.8)	(2.6)

Adjusted net income	$40.1	$42.3	$38.6	$99.7	$460.3

(4)
For the purpose of this ratio: (i) earnings consist of income before fixed charges and income taxes for the company, and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the company. An exhibit to our registration statement filed with the SEC containing the accompanying prospectus includes further information regarding the computation of the ratio of earnings to fixed changes.

RISK FACTORS

        An investment in the notes involves risk. You should carefully consider the risks described in our Current Report on Form 8-K dated June 14, 2002 some of which are summarized below, the other risks that are described below and the other information in our filings with the SEC, before making a decision to invest in the notes. As a result of the following risks, our business, financial condition and results of operations could suffer, in which case our ability to repay the notes in accordance with their terms could be diminished.

RISK RELATED TO OUR BUSINESS

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  We operate in a highly competitive environment, often competing against companies that have substantially more resources than we do. If we are unable to develop, manufacture and market products that compete effectively against our competitors' products, we could experience a material reduction in our sales.

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  If we fail to develop innovative products, fail to efficiently manufacture them, or fail to market our new products effectively, we could experience a material reduction in our sales.

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  If Medicare and other third-party payors, including managed care organizations, do not provide adequate reimbursement for our products and procedures using our products, physicians, hospitals and other health care providers may be reluctant to purchase our products, which could have a material adverse effect on our revenues and profits. Government and private sector initiatives to limit the growth of healthcare costs may result in regulation of pricing. Collective purchasing groups of health care providers also create pricing pressure on our products. All of these actions may reduce our revenue.

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  Our business is subject to many economic factors that are largely out of our control. For example, during periods of weak or uncertain economic conditions, sales of our products used in elective surgical procedures may decline as consumers may be less willing to incur these costs, thereby causing the overall number of procedures to decline. If this reduction persists, sales of our equipment and disposable products used in these surgeries may decline and buyers of our equipment may be unable to make payments to us on our laser refractive surgical equipment, reducing our profitability.

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  If we fail to maintain close relationships with healthcare providers, including ophthalmologists, optometrists, opticians, hospitals, ambulatory surgical centers, corporate optometry chains and group purchasing organizations, purchases of our products may decline and our business, financial condition and results of operations could be materially and adversely affected.

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  A majority of our business is outside the United States and we face increased costs, market and currency fluctuations, changing regulatory requirements and other business risks, any of which may, individually or as a group, have a material adverse effect on our business and results of operations.

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  Our business and that of our competitors is dependent on proprietary technologies and the various legal protections afforded our intellectual property rights provide only limited protection against competitors gaining access to our proprietary technology and reducing our competitive position. Litigation, both to enforce our rights and to defend our use of technology against claims by others that we have infringed their rights, is costly and the results uncertain. Adverse determinations may require securing licenses, ceasing product sales, developing redesigned products or brands, or other remedies which could adversely effect our business and results of operations. For example, a Federal Court in Delaware recently enjoined the manufacture and sale by us of our PureVision contact lenses in the United States after finding that we infringed a patent owned by Wesley Jessen Vision Care, Inc., a CIBA Vision subsidiary. The U.S. Court of

    Appeals for the Federal Circuit declined to issue a stay pending our appeal of the trial court's decision. Therefore, during the appeal process we will not be able to manufacture or sell PureVision contact lenses in the United States. We are transferring manufacture of these contact lenses to our plant in Waterford, Ireland, pending the appeal, reducing PureVision sales and adding costs to transfer manufacturing operations. If the Court of Appeals affirms the lower court's decision we will not be able to manufacture or sell these contact lenses in the United States for the life of the patent that expires on April 26, 2005 unless we are able to obtain a license from Wesley Jessen Vision Care.

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  The research, development, testing, manufacturing and marketing of our products are subject to extensive governmental regulation in the United States and throughout our other markets. The approval process by the FDA and other regulatory agencies is lengthy and expensive and a product may never gain approval. When regulatory agencies delay product approvals or impose additional approval requirements or restrictions on products we market, we may incur substantial additional costs and experience delays or difficulties in marketing and selling these products.

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  As manufacturers and marketers of pharmaceuticals, medical devices and surgical equipment and instruments, we sell products which can pose health risks. If a manufacturing or performance problem arises, we may be required by regulatory authorities to recall or withdraw a product from the market or we may voluntarily elect to do so. We may face claims for personal injury or other product liability.

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  We use hazardous materials and must comply with environmental, health and safety laws and regulations, which can be expensive and restrict how we do business.

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  If we experience a prolonged disruption in the operation of our own or one of our third party manufacturer's manufacturing facilities, whether due to technical, labor or other difficulties, or if a facility were damaged or destroyed, the disruption could materially harm our business, financial condition and operating results.

  •
  If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

RISKS RELATED TO THE NOTES

        There is no established trading market for the notes, which means there are uncertainties regarding the price and terms on which a holder could dispose of the notes, if at all.

        The notes will constitute a new issue of securities with no established trading market. We have not applied to list the notes on any national securities exchange or inter-dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time, in their sole discretion. As a result, we are unable to assure you as to the liquidity of any trading market for the notes.

        We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market and the number of available buyers; and

  •
  the market for similar securities.

        You should not purchase notes unless you understand and know you can bear all of the investment risks involving the notes.

        The credit ratings assigned to the notes may not reflect all of the risks of an investment in the notes.

        The credit ratings assigned to the notes reflect the rating agencies' assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

USE OF PROCEEDS

        We expect to receive net proceeds (after underwriting discounts and commissions and estimated expenses) of approximately $148.3 million. The proceeds will be used for general corporate purposes, including the repayment of existing indebtedness. We have $62.6 million of debt maturing on December 27, 2002, which currently bears interest at 2.79% per annum (a floating rate based on LIBOR). An interest rate swap agreement effectively converts the debt to an 8.38% fixed-rate liability.

CAPITALIZATION

        The following table sets forth as of September 28, 2002, our cash and cash equivalents, short-term debt and capitalization on an actual basis and as adjusted to give effect to the issuance of the notes and the application of the proceeds as described under "Use of Proceeds." The table should be read in conjunction with our financial statements, the notes to our financial statements and other financial data included in or incorporated by reference into this prospectus. See "Summary—Summary Financial Information."

	As of September 28, 2002
	Actual	As Adjusted(1)
	(dollars in millions)
Cash and cash equivalents	$342.8	$492.8

Short-term debt	$247.4	$247.4

Long-term debt:
Long-term debt, less current portion	$509.0	$509.0
Notes offered hereby	—	150.0

Total long-term debt	$509.0	$659.0

Shareholders' equity:
Common stock, par value $0.40 per share, 200 million shares authorized, 60,198,322 shares issued	24.1	24.1
Class B stock, par value $0.08 per share, 15 million shares authorized, 702,812 shares issued	0	0
Capital in excess of par value	101.6	101.6
Common and Class B stock in treasury, at cost, 6,969,113 shares	(360.8)	(360.8)
Retained earnings	1,273.5	1,273.5
Accumulated other comprehensive loss	(28.7)	(28.7)
Other shareholders' equity	(10.5)	(10.5)

Total shareholders' equity	$999.2	$999.2

Total capitalization	$1,755.6	$1,905.6

(1)
Does not reflect repayment of the $62.6 million of debt maturing on December 27, 2002.

DESCRIPTION OF THE NOTES

        We have summarized provisions of the notes below. This summary supplements and to the extent inconsistent with, replaces the description of the debt securities under the caption "Description of Debt Securities" in the accompanying prospectus. You should read the following information in conjunction with the statements under "Description of Debt Securities" in the accompanying prospectus.

General

        We will issue the 6.95% Senior Notes due 2007 (referred to in this prospectus supplement as the "notes") under an indenture dated September 1, 1991, as amended by Supplemental Indenture No. 1 dated May 13, 1998, Supplemental Indenture No. 2 dated July 29, 1998 and Supplemental Indenture No. 3 to be dated the closing date (collectively, the "Indenture") between us and Citibank, N.A., as trustee.

        The notes will represent our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

        We are initially offering the notes with an aggregate principal amount of $150,000,000, in denominations of $1,000 and multiples of $1,000, in fully registered form. We may, without the consent of the holders, issue additional notes and thereby increase the principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes we offer by this prospectus supplement.

        The notes will mature on November 15, 2007. Interest on the notes will accrue from November 21, 2002 at a rate of 6.95% per annum. We:

  •
  will compute interest on the basis of a 360-day year of twelve 30-day months;

  •
  will pay interest on the notes semi-annually on May 15 and November 15 in each year, commencing May 15, 2003, and at maturity;

  •
  will make each interest payment to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day before such interest payment date;

  •
  will make payments on the notes at our office or agency maintained for that purpose in the borough of Manhattan, City of New York; and

  •
  will make payments in immediately available funds so long as the notes are registered in the name of Cede & Co., otherwise payment of interest may be made by check or draft mailed to such address as appears on the notes register.

        If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. "Business day," with respect to any place of payment or any other particular location referred to in the indenture or the notes, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment or particular location are authorized or obligated by law or executive order to close.

        The notes will not have the benefit of any sinking fund.

Optional Redemption

        All or a portion of the notes may be redeemed at our option at any time or from time to time upon not less than 30 days' notice by mail. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  •
  100% of the principal amount of the notes being redeemed on the redemption date; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus 50 basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes call for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

        "Reference Treasury Dealer" means (A) Salomon Smith Barney Inc. or its affiliates which are Primary Treasury Dealers, and its successors; provided, however, that if Salomon Smith Barney shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

        On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by The Depository Trust Company, referred to as DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Book-Entry Delivery And Settlement

        We will issue the notes in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

        DTC has advised us that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934;

  •
  DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates;

  •
  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

  •
  DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

  •
  Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

  •
  Ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

        So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture and under the notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or holders of the notes under the indenture or under the notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC's procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global security.

        Neither we nor the trustee will have any responsibility or liability for any aspect of DTC's records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC's records relating to the notes.

        We will make payments on the notes represented by the global securities to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC's records. We also expect that payments by DTC's participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC's participants will be responsible for those payments.

        Payments on the notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

  Certificated Notes

        We will issue certificated notes to each person that DTC identifies as the beneficial owner of notes represented by the global securities upon surrender by DTC of the global securities only if:

  •
  DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

  •
  An event of default has occurred and is continuing; or

  •
  We decide not to have the notes represented by a global security.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

  Same-Day Settlement And Payment

        Settlement for the notes will be made by the underwriters in immediately available funds. So long as the notes are represented by Global Securities registered in the name of DTC or its nominee, all payments of principal and interest will be made by us in immediately available funds. In addition, so long as the notes are represented by such Global Securities, the notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

UNDERWRITING

        Salomon Smith Barney Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Salomon Smith Barney Inc.	$82,500,000
Banc of America Securities LLC	22,500,000
Fleet Securities, Inc.	22,500,000
J.P. Morgan Securities Inc.	22,500,000

Total	$150,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.250 % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Bausch & Lomb
Per note	0.875%

        In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $150,000.

        The underwriters and their affiliates have, directly and indirectly, provided various investment and commercial banking services to us and our affiliates for which they have received customary fees and expenses. In addition, Citibank, N.A., the trustee under the indenture for the notes, is an affiliate of Salomon Smith Barney. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Robert B. Stiles, our Senior Vice President and General Counsel. Certain legal matters will be passed upon for the underwriters by Mayer, Brown, Rowe & Maw, Chicago, Illinois. Mr. Stiles owns approximately 9,139 shares of the company's common stock and also has exercisable options to purchase an additional 76,065 shares of the company's common stock. Pursuant to our By-laws, we are required to indemnify Mr. Stiles to the fullest extent permitted by New York law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of the company. We also maintain directors' and officers' liability insurance under which Mr. Stiles is insured against certain expenses and liabilities.

PROSPECTUS

$500,000,000

Bausch & Lomb Incorporated

DEBT SECURITIES
CLASS A PREFERRED STOCK
COMMON STOCK
WARRANTS

        Bausch & Lomb Incorporated may from time to time offer and sell in one or more offerings:

  •
  debt securities,
  •
  Class A preferred stock, par value $1.00,
  •
  common stock, par value $.40,
  •
  warrants to purchase debt securities, Class A preferred stock, or common stock.

        One or more series of debt securities or Class A preferred stock may be convertible into another series of debt securities, Class A preferred stock or common stock. The total aggregate offering price of the securities offered and sold under the registration statement of which this prospectus forms a part will not exceed $500,000,000. The debt securities will be senior debt securities and may be exchangeable or convertible into another series of debt securities or shares of Class A preferred stock or common stock. The debt securities, Class A preferred stock and common stock, and warrants to purchase debt securities, Class A preferred stock and common stock may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of the offering set forth in a supplement to this prospectus. These terms may include:

  •
  with respect to any offered securities, the public offering price,
  •
  with respect to any series of debt securities, the currency, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the holder or the company, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange,
  •
  with respect to any series of Class A preferred stock, the stated value, any dividend, liquidation, redemption, conversion, voting and other rights,
  •
  with respect to any warrants to purchase debt securities, Class A preferred stock or common stock, the duration, offering price, exercise price and terms of the securities for which exercisable.

        Our common stock is listed on the New York Stock Exchange under the symbol "BOL." Any common stock offered pursuant to a prospectus supplement or issuable upon exchange or conversion of any debt securities, preferred stock, or warrants offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

        We may offer the securities directly, through agents we designate from time to time, or to or through underwriters or dealers. If we engage any agents or underwriters in the sale of any of the securities, the supplement to this Prospectus will describe the terms of our plan of distribution. We have included additional information under the heading "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or have determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 11, 2002

        IN CONNECTION WITH AN OFFERING OF THE OFFERED SECURITIES, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

ii

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement which Bausch & Lomb Incorporated ("we" or the "company") filed with the Securities and Exchange Commission (the "SEC"). Under this shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. We incorporate certain information in this prospectus by reference, as described below under the heading "Where You Can Find Additional Information." For further information about our business and the securities, you should refer to the information incorporated by reference and the complete registration statement and its exhibits. The exhibits to the registration statement contain the full text of important documents summarized in this prospectus, including the indenture for the debt securities and our Certificate of Incorporation. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents.

        Each time we sell securities which are described generally in this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered at that time as well as the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information."

        In deciding whether to buy any of our securities offered under this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or inconsistent information, you should not rely on it.

        This prospectus and the prospectus supplement may only be used where it is legal to offer the securities. The information in this prospectus, as well as information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room and its copy charges. Our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We are permitted to "incorporate by reference" certain information we file with the SEC in various reports, including annual reports, proxy statements, quarterly reports and current reports. We refer you to those reports, which will disclose important information. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC after the date of this prospectus as part of an incorporated document will automatically update and replace earlier information contained in this prospectus.

        We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 29, 2001;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2002;

  •
  and Our Current Report on Form 8-K dated June 13, 2002.

        We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering made by this prospectus. You may request a copy of any filings referred to above, excluding exhibits, at no cost, by writing or telephoning us at the following address: Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester, New York 14604-2701, Attention: Investor Relations (telephone 585-338-5757) or you may locate the material on our website http:/www.bausch.com.

THE COMPANY

        Bausch & Lomb Incorporated is a world leader in the development, manufacture and marketing of products and services for the eyecare and healthcare fields. Its core businesses include soft and rigid gas permeable contact lenses, lens care products, products used in cataract and refractive ophthalmic surgery and pharmaceutical products. The company was founded in 1853 in Rochester, N.Y. and incorporated in the State of New York in 1908. Our headquarters continues to be located in Rochester, N.Y. We have annual revenues of approximately $1.7 billion and employ approximately 12,000 people in more than 50 countries. Bausch & Lomb products are available in more than 100 countries around the world. Except where the context otherwise requires, the terms "we" or the "company" include Bausch & Lomb Incorporated and its subsidiaries. Our executive offices are located at One Bausch & Lomb Place, Rochester, New York 14604, telephone number (585) 338-6000.

FORWARD-LOOKING STATEMENTS

        We use the words "anticipate", "should", "expect", "estimate", "project", "will", "are likely" and similar expressions to identify forward-looking statements. This prospectus and any prospectus supplement may contain or incorporate by reference forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be relied upon only as of the date of the document in which they are contained.

        These statements involve predictions of future company performance, and are thus dependent on a number of factors affecting the company's performance. Where possible, specific factors that may impact performance materially have been identified in connection with specific forward-looking statements. Additional risks and uncertainties include, without limitation:

  •
  the impact of competition, seasonality and general economic conditions in the global lens and lens care, cataract refraction and ophthalmic surgical and pharmaceutical and non-ophthalmic pharmaceutical markets where our businesses compete,

  •
  changes in global and localized economic and political conditions, effects of war or terrorism, changing currency exchange rates,

  •
  changing trends in practitioner and consumer preferences and tastes,

  •
  changes in technology, medical developments relating to the use of our products,

  •
  legal proceedings initiated by or against us,

  •
  the impact of company performance on our financing costs,

  •
  changes in government regulation of our products and operations,

  •
  changes in private and regulatory schemes providing for the reimbursement of patient medical expenses,

  •
  changes in the company's credit ratings, or the cost of access to sources of liquidity,

  •
  the financial well-being and commercial success of key customers,

  •
  the performance by third parties upon whom the company relies for the provision of goods or services,

  •
  our ability to secure intellectual property protections, including patent rights, with respect to key technologies,

  •
  difficulties or delays in the development, production, laboratory and clinical testing, regulatory approval or marketing of products,

  •
  the continued successful implementation of efforts in managing and reducing costs and expenses,

  •
  the effect of changes within the company's organization, including the selection and development of the company's management team and such other factors as are described in greater detail in our filings made from time to time with the SEC, both before and after the date of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows the ratio of earnings to fixed charges on a historical basis for each of the five years ended December 29, 2001, and the three months ended March 30, 2002. The company does not have any preferred stock outstanding. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

	Three Months Ended	Years Ended
	Mar. 30, 2002	Dec. 29, 2001	Dec. 30, 2000	Dec. 25, 1999	Dec. 26, 1998	Dec. 27, 1997
Ratio of Earnings to fixed charges	3.2	2.4	3.3	3.1	2.2	3.3

        For the purpose of this ratio: (i) earnings consist of income before fixed charges and income taxes for the company and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor for the company. An exhibit to the registration statement contains further information regarding the computation of the ratio of earnings to fixed changes.

USE OF PROCEEDS

        Unless we describe a different use for the proceeds of any offering of securities in a prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Additional information on the use of net proceeds from the sale of offered securities will be described in a prospectus supplement relating to those securities.

DESCRIPTION OF DEBT SECURITIES

        In this section we describe the general terms of the debt securities which we may offer under this prospectus and a related prospectus supplement. The related prospectus supplement will describe the terms of any debt securities to be offered in greater detail and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular debt securities being offered differs from this prospectus, you should rely on the information in the prospectus supplement.

        The debt securities will be issued under an indenture dated September 1, 1991, as amended by Supplemental Indenture No. 1, dated May 13, 1998, Supplemental Indenture No. 2 dated July 29, 1998 and as may be amended or supplemented from time to time between the Company and Citibank, N.A., as trustee. A copy of this indenture is incorporated by reference into the registration statement. Alternatively, we may choose another trustee, who will be identified in a prospectus supplement relating to the particular debt securities being offered. A summary of some of the provisions of the indenture follow.

        We are incorporating by reference in this section the particular provisions of the indenture. We have used certain terms defined in the indenture and are incorporating their definitions by reference in this prospectus.

        General. The debt securities will be senior securities, and will be unsecured unless the company is required to secure the debt securities as described below under "Covenants." The indenture permits an unlimited amount of debt securities, and debt securities may be issued up to the aggregate principal amount which may be authorized from time to time by the board of directors. (Section 3.01) Debt securities will be issued from time to time and offered on terms determined by market conditions at the time of sale. The debt securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the company.

        We may issue the debt securities in one or more series with the same or various maturities at par, at a premium or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. The related prospectus supplement will describe federal income tax consequences and other special considerations applicable to any debt securities which we offer at a substantial discount.

        You should refer to the prospectus supplement relating to the debt securities to be offered for the following terms of the debt securities offered:

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  the designation, aggregate principal amount and authorized denominations of such debt securities;

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  the percentage of their principal amount at which such debt securities will be issued;

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  the date or dates on which the debt securities will mature;

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  the fixed or floating rate or rates per annum at which the debt securities will bear interest, if any, or the method of determining such rate or rates;

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  the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates;

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  the terms of any mandatory or optional redemption or repayment option, including any provisions for any sinking, purchase or other similar fund;

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  the currency, currencies or currency units for which the debt securities may be purchased and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable;

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  if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal thereof, any premium thereon and any interest thereon may be payable is at the election of the company or the holder and the manner in which such election may be made;

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  if the amount of payments on the debt securities is determined with reference to an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which such amounts may be determined;

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  the extent to which any of the debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global security will be paid;

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  the terms and conditions upon which conversion or exchange of the debt securities into or for common stock, preferred stock or other debt securities will be effected, including the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

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  information with respect to book-entry procedures, if any;

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  a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities; and

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  any other specific terms of the debt securities not inconsistent with the applicable indenture.

        If any of the debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of debt securities is payable in one or more foreign currencies or foreign currency units, we will include in the prospectus supplement certain federal income tax consequences, specific terms and other information with respect to such issue of debt securities and such currencies or currency units. Unless otherwise specified in the prospectus supplement, the principal of, any premium on, and any interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee in New York, New York, provided that payment of interest, if any, may be made at our option by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the company or its agent.

        Unless otherwise specified in the prospectus supplement, the debt securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. (Sections 3.01 and 3.02) No service charge will be made for any transfer or exchange of any debt securities, but we may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

        Global Securities. The debt securities of a series may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee of such depositary to a successor depositary or any nominee of such successor. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the related prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements:

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  upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary;

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  the separate accounts will be designated by the dealers, underwriters or agents with respect to such debt securities or by the company if we offer and sell such debt securities. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

        The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security. So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable indenture governing such debt securities.

        Payments of principal of, any premium on, and any interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of the company, the trustee for such debt securities, any paying agent, nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of such debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants.

        If the depositary for a series of our debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue certificates representing the individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, the company may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. Further, if we specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of certificates for the individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Unless we otherwise specify, we will issue individual debt securities of a series issued as global securities in denominations of $1,000 and integral multiples thereof.

        Covenants. The indenture contains certain basic covenants which will be applicable, unless waived or amended, so long as any of the debt securities are outstanding, unless stated otherwise in the prospectus supplement. These covenants include our promise to pay principal, any premium and interest on outstanding debt securities, to maintain a paying office in New York City, to hold money for the debt service in trust if we act as our own paying agent and to provide the trustee with an annual statement, within 120 days after our fiscal year end as to any defaults under the indenture. Any supplemental indenture may contain additional or different covenants.

        Limitation upon Secured Debt. If we or any of our significant subsidiaries incurs, issues, assumes, guarantees or suffers to exist any debt secured by a mortgage on any property of ours or our significant subsidiaries, or on any shares of stock or debt of any of our significant subsidiaries, we will secure or cause each such significant subsidiary to secure the debt securities equally and ratably with (or, at our option, prior to) such secured debt, for as long as such secured debt is so secured, unless the aggregate amount of all such secured debt plus all of our and our significant subsidiaries attributable debt in respect of sale and leaseback transactions (other than those transactions that are exempt as described below under clause (b) under "Limitation upon Sale and Leaseback Transactions"), would not exceed 15% of our consolidated net tangible worth. (Section 1008) This restriction will not apply to, and there will be excluded from secured debt in any computation under such restriction, debt secured by (a) mortgages on property of, or on any shares of stock of or debt of, any corporation existing at the time such corporation becomes a significant subsidiary, (b) mortgages in favor of us or any of our significant subsidiaries, (c) mortgages in favor of any governmental bodies to secure progress, advance or other payments, (d) mortgages on property, including leasehold estates, shares of stock or debt existing at the time of acquisition thereof, including acquisition through merger or consolidation, and purchase money and construction mortgages which are created or for which commitments are received within specified time limits, and (e) within certain limitations, any extension, renewal or refunding of any mortgage referred to in clauses (a) through (d), above. (Section 1008) "Attributable debt" means the total net amount of rent required to be paid during the remaining term of any lease, discounted at a rate per annum equal to the weighted average interest rate, or yield to maturity in the case of an original issue discount security, borne by all the outstanding securities compounded semi-annually. (Section 101) "Consolidated net tangible worth" means the total consolidated shareholders' equity, less the consolidated translation adjustment portion of equity, as set forth in our most recent available consolidated balance sheet, prepared in accordance with generally accepted accounting principles.

        Limitation upon Sale and Leaseback Transactions. Sale and leaseback transactions, other than transactions involving leases for less than three years, by us or any of our significant subsidiaries are prohibited unless (a) we or any significant subsidiary would be entitled to incur debt secured by a mortgage on the assets to be leased in an amount at least equal to the attributable debt in respect of such transaction without equally and ratably securing the debt securities, or (b) the proceeds of the sale or transfer of the assets to be leased are at least equal to their fair market value and, within 120 days after the sale or transfer, the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of funded debt. (Section 1009) "Funded debt" means indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months at the option of the borrower. (Section 101)

        Consolidation, Merger, Sale or Conveyance. The indenture provides that the company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless:

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  the successor is a corporation organized and existing under the laws of the United States of America or any state thereof, and expressly assumes by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding debt securities and the performance of every covenant in the applicable indenture on the part of the company to be performed or observed;

  •
  immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have happened and be continuing; and

        In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the company as obligor on the debt securities, with the same effect as if it had been named in the applicable indenture as the company. (Section 8.02)

        Other than the restrictions on Mortgages described above, the indenture and the debt securities do not contain any covenants or other provisions designed to protect holders of debt securities in the event of a highly leveraged transaction involving the company or any Subsidiary.

        Events of Default, Waiver and Notice Thereof, Debt Securities in Foreign Currencies. As to any series of debt securities, an Event of Default is defined in the indenture as:

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  default for 30 days in payment of any interest on the debt securities of such series;

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  default in payment of principal of or any premium on the debt securities of such series at maturity;

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  default in the deposit of any sinking fund payment when and as due by the terms of the debts securities of such series;

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  default by the company in the performance of any other covenant or warranty contained in the applicable indenture for the benefit of such series which will not have been remedied for a period of 60 days after notice is given as specified in the applicable indenture; and

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  default by the company under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the company for money borrowed and shall result in more than $20,000,000 in principal amount of such indebtedness becoming declared due and payable, and such acceleration shall not have been rescinded, annulled or discharged within 30 days after notice is given as specified in the applicable indenture/.

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  certain events of bankruptcy, insolvency and reorganization of the company. (Section 5.01)

        The indenture provides that if an Event of Default described above will have occurred and be continuing with respect to any series, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding debt securities of such series and the interest accrued thereon, if any, to be due and payable immediately. Upon certain conditions, such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such debt securities and in compliance with certain covenants) may be waived by the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding on behalf of the holders of all debt securities. (Sections 5.02 and 5.13)

        Under the indenture, the trustee shall give to the holders of each series of debt securities notice of all uncured defaults as and to the extent provided by the Trust Indenture Act.

        No holder of any debt securities of any series may institute any action under the applicable indenture unless:

  •
  such holder will have given the trustee written notice of a continuing Event of Default with respect to such series;

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  the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding shall have made a written request to the trustee to institute proceedings in respect of such Event of Default;

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  such holder or holders will have offered the trustee such reasonable indemnity as the trustee may require;

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  the trustee will have failed to institute an action for 60 days thereafter, and

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  no inconsistent direction will have been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of debt securities of such series. (Section 5.07)

        The holders of a majority in aggregate principal amount of the debt securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of debt securities. (Section 5.12)

        The indenture provides that the trustee will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Section 6.01)

        We must furnish to the trustee within 120 days after the end of each fiscal year a statement signed by one of our officers stating that a review of our activities during such year and of our performance under the applicable indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatory based on such review, we have complied with all conditions and covenants of the applicable indenture or, if we are in default, specifying such default. (Section 10.04)

        Modification of the Indenture. We and the trustee may, without the consent of the holders of the debt securities (provided that in the case of certain provisions below, the interests of the holders of debt securities would not be adversely affected), enter into one or more supplemental indentures for, among others, one or more of the purposes listed below:

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  to evidence the succession of another Person to the company, and the assumption by such successor of the covenants of the company under the applicable indenture and the debt securities of any series;

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  to add covenants of the company, or surrender any of our rights, conferred by the applicable indenture, for the benefit of the holders of debt securities of any or all series;

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  to cure any ambiguity, omission, defect or inconsistency in or make any other provision with respect to questions arising under the applicable indenture;

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  to establish the form or terms of any series of debt securities, including any subordinated securities;

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  to evidence and provide for the acceptance of any successor trustee with respect to one or more series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture; and

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  to provide any additional Events of Default. (Section 9.01)

        The indenture or the rights of the holders of the debt securities may be modified by the company and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding debt security affected thereby which would:

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  change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be;

  •
  reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture; or

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  modify any of the provisions of certain sections of the applicable indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby. (Section 9.02)

        Defeasance of the Indenture and debt securities. If the terms of any series of debt securities so provide, the company will be deemed to have paid and discharged the entire indebtedness on all the outstanding debt securities of such series and/or to be relieved of any covenants applicable to such series of debt securities by, in addition to meeting certain other conditions, depositing with the trustee either:

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  as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on all debt securities of such series for principal, premium, if any, and interest; or

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  as obligations in trust such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all such debt securities for principal, premium, if any, and interest, and

  •
  satisfying certain other conditions precedent specified in the applicable indenture. (Article 13)

        In the event of any defeasance, holders of such debt securities would be able to look only to such trust fund for payment of principal of, any premium on, and any interest on their debt securities. A defeasance is likely to be treated as a taxable exchange by holders of the relevant debt securities for an issue consisting of either obligations of the trust or a direct interest in the cash and securities held in the trust, with the result that such holders would be required for tax purposes to recognize gain or loss as if such obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. In addition, if the holders are treated as the owners of their proportionate share of the cash or securities held in trust, those holders would then be required to include in their income for tax purposes any income, gain or loss attributable thereto even though no cash was actually received. Thus, such holders might be required to recognize income for tax purposes in different amounts and at different times than would be recognized in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of defeasance.

        Concerning the Trustee. Citibank N.A. conducts normal banking relationships with us and certain of our subsidiaries and, in addition, is a participant in various financial agreements of the company.

DESCRIPTION OF CLASS A PREFERRED STOCK

        In this section we describe the general terms of the Class A preferred stock which we may offer under this prospectus and a related prospectus supplement. A prospectus supplement will describe the terms relating to any series of Class A preferred stock to be offered in greater detail, and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular series of preferred stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. Summaries of some of the provisions of our certificate of incorporation follow. A copy of our certificate of incorporation has been filed as an Exhibit to the registration statement.

        A certificate of amendment to our certificate of incorporation will specify the terms of the preferred stock being offered, and will be filed as an Exhibit to the registration statement or incorporated by reference before the Class A preferred stock is issued. Our certificate of incorporation authorizes us to issue up to 25,000,000 shares of Class A preferred stock, par value $1.00 and 10,000 shares of 4% cumulative preferred stock, par value $100 per share. No shares of preferred stock are currently outstanding, and no shares are reserved for issuance.

        Our board of directors is authorized to issue preferred stock in one or more series from time to time, with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions thereof, as may be provided in resolutions adopted by the board of directors. All shares of any one series of preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative.

        All series of our preferred stock will provide for other terms as described in the applicable prospectus supplement. Preferred stock of a particular series will have the dividend, liquidation, redemption, conversion and voting rights described below unless otherwise provided in the prospectus supplement relating to that series. You should refer to the prospectus supplement relating to preferred stock being offered for a description of specific terms, including:

  •
  the distinctive serial designation and the number of shares constituting the series;

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  the dividend rate or rates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

  •
  any redemption, sinking or retirement fund provisions applicable to the preferred stock;

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  the amount or amounts payable upon the shares of preferred stock in the event of voluntary or involuntary liquidation, dissolution or winding up of the company prior to any payment or distribution of the assets of the company to the holders of any class or classes of stock which are junior in rank to the preferred stock; and

  •
  any terms for the conversion into or exchange for shares of common stock, shares of preferred stock or debt securities.

        The term "class or classes of stock which are junior in rank to the preferred stock" means our common stock and Class B common stock, and any other class or classes of stock of the company hereafter authorized which rank junior to the preferred stock as to dividends or upon liquidation.

        Dividends. Holders of preferred stock will be entitled to receive, when, as, and if declared by the board of directors out of funds of the company legally available therefor, cash dividends payable on such dates and at such rates per share per annum as set forth in the applicable prospectus supplement. The prospectus supplement will also indicate the applicable record dates regarding the payment of dividends. The holders of preferred stock will be entitled to such cash dividends before any dividends on any class of stock junior in rank to preferred stock will be declared or paid or set apart for payment. Whenever dividends will not have been so paid or declared or set apart for payment upon all shares of each series of preferred stock, such dividends will be cumulative and will be paid, or declared and set apart for payment, before any dividends can be declared or paid on any class or classes of stock of the company junior in rank to the preferred stock. Any such accumulations of dividends on preferred stock will not bear interest. The foregoing will not apply to dividends payable in shares of any class or classes of stock junior in rank to the preferred stock.

        Convertibility. No series of preferred stock will be convertible into, or exchangeable for, shares of common stock, shares of preferred stock or any other class or classes of stock of the company or debt securities except as set forth in the related prospectus supplement.

        Redemption and Sinking Fund. No series of preferred stock will be redeemable or receive the benefit of a sinking, retirement or other analogous fund except as set forth in the related prospectus supplement.

        Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the company, holders of any series of preferred stock will be entitled to receive payment of or to have set aside for payment the liquidation amount per share, if any, specified in the related prospectus supplement, in each case together with any applicable accrued and unpaid dividends, before any distribution to holders of common stock or any class of stock junior in rank to the preferred stock. A voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets to, or a consolidation or merger of the company with, one or more corporations will not be deemed to be a liquidation, dissolution or winding up of the company for purposes of this paragraph.

        Voting Rights. Except as provided below, holders of preferred stock will be entitled to one vote for each share held and will vote together with the holders of common stock as one class for the election of directors and upon all other matters which may be voted upon by our stockholders. Holders of preferred stock will not possess cumulative voting rights in the election of directors. See "Description of Common Stock—Voting Rights" for a discussion of voting rights in the election of directors. If dividends on the preferred stock will be in arrears in an aggregate amount at least equal to six quarterly dividends, then the holders of all series of preferred stock, voting separately as one class, will be entitled, at the next annual meeting of our stockholders or at a special meeting held in place thereof, or at a special meeting of the holders of the preferred stock called as provided below, to elect one director of the company.

        While the holders of preferred stock are entitled to elect one or more of our directors, they will not be entitled to participate with the common stock in the election of any other such directors. Whenever all arrearages in dividends on the preferred stock have been paid and dividends thereon for the current quarterly period have been paid or declared and a sum sufficient for the payment thereof set aside, then the right of the holders of the preferred stock to elect a director will cease, provided that such voting rights will again vest in the case of any similar future arrearages in dividends.

        At any time after the right to vote for a director will have vested in the preferred stock, the secretary of the company may, and upon the written request of the holders of record of 10% or more of the shares of preferred stock then outstanding will, call a special meeting of the holders of the preferred stock for the election of the director to be elected by them, to be held within 30 days after such call and at the place and upon the notice provided by law and in the company's by-laws for the holding of meetings of stockholders. The secretary will not be required to call such meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders of the company. If any such special meeting will not be called by the secretary within 30 days after receipt of any such request, then the holders of record of 10% or more of the shares of preferred stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice provided above, and for that purpose will have access to the stock ledger of the company.

        No such special meeting and no adjournment thereof will be held on a date later than 30 days before the annual meeting of the stockholders of the company or a special meeting held in place thereof next succeeding the time when the holders of the preferred stock become entitled to elect directors as provided above. If any meeting of our stockholders will be held while holders of preferred stock are entitled to elect one director as provided above, and if the holders of at least a majority of the shares of preferred stock then outstanding will be present or represented by proxy at such meeting or any adjournment thereof, then, by vote of the holders of at least a majority of the shares of preferred stock present or so represented at such meeting, the then authorized number of directors of the company will be increased by one and at such meeting the holders of the preferred stock will be entitled to elect the additional directors so provided for, but such additional director so elected will hold office beyond the annual meeting of the stockholders or a special meeting held in place thereof next succeeding the time when the holders of the preferred stock become entitled to elect one director as provided above.

        Whenever the holders of the preferred stock will be divested of special voting power as provided above, the terms of office of all persons elected as directors by the holders of the preferred stock as a class will immediately terminate, and the authorized number of directors of the company will be reduced accordingly. The affirmative vote or consent of 66 2/3% of all shares of preferred stock outstanding will be required before the company may:

  •
  create any other class or classes of stock prior in rank to the preferred stock, either as to dividends or upon liquidation, or increase the number of authorized shares of such class of stock; or

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  amend, alter or repeal any provisions of the company's revised articles of resolution adopted by the board of directors providing for the issuance of any series of preferred stock so as to adversely affect the preferences, rights or powers of the preferred stock.

        The affirmative vote or consent of at least a majority of the shares of preferred stock at the time outstanding will be required for the company to:

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  increase the authorized number of shares of preferred stock;

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  create or increase the authorized number of shares of any other series of stock ranking on a parity with the preferred stock either as to dividends or upon liquidation; or

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  sell, lease or convey all or substantially all of our property or business, or voluntarily liquidate, dissolve or wind up the company, or merge or consolidate the company with any other corporation unless the resulting or surviving corporation will have after such merger or consolidation no stock either authorized or outstanding (except stock we may have been authorized or outstanding immediately preceding such merger or consolidation, or such stock of the resulting or surviving corporation as may be issued in exchange therefor) prior in rank either as to dividends or upon liquidation to the preferred stock or the stock of the resulting or surviving corporation issued in exchange therefor.

        No consent of the holders of preferred stock will be required in connection with any mortgaging or other hypothecation by the company of all or any part of its property or business.

        Miscellaneous. The preferred stock offered from time to time under this prospectus and the related prospectus supplement has no preemptive rights, is not liable for further assessments or calls and will be fully paid and non-assessable upon issuance. Shares of preferred stock which have been issued and reacquired in any manner by the company will resume the status of authorized and unissued shares of preferred stock and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage in dividends or sinking fund installments except as may be set forth in the related prospectus supplement.

        Transfer Agent and Registrar. The transfer agent and registrar for each series of preferred stock will be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

        In this section we describe the general terms of our common stock which we may offer under this prospectus and a related prospectus supplement. We are also authorized to issue 15,000,000 shares of Class B common stock, par value $.08 per share, of which 588,789 shares are issued and outstanding as of May 31, 2002. The descriptions below do not purport to be complete and are qualified entirely by reference to our Certificate of Incorporation, as amended. The common stock and the rights of our common stockholders are subject to the applicable provisions of the New York Business Corporation Law and the our certificate of incorporation. The company is presently authorized to issue 200,000,000 shares of common stock, par value $.40 per share. At May 31, 2002, an aggregate of 53,323,983 shares of common stock were outstanding and 6,874,339 were held as treasury shares.

        Dividends. Subject to the rights of holders of any preferred stock which may be issued, the holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of any legally available funds. We may not pay dividends on common stock, other than dividends payable in common stock or any other class or classes of stock junior in rank to the preferred stock as to dividends or upon liquidation, unless all dividends accrued on outstanding preferred stock have been paid or declared and set apart for payment.

        Voting Rights. Holders of our common stock are entitled to one vote for each share held. Except as provided in the related prospectus supplement, any series of preferred stock, with certain exceptions, will not be entitled to vote for the election of directors and or upon other matters voted upon by common stock holders. See "Description of Class A Preferred Stock—Voting Rights." In voting for the election of directors, holders of common stock do not have the right to cumulate their votes. One-third of our directors are elected at each annual meeting of shareholders, to serve for terms of three years. Directors may be removed only for cause and only with the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

        Liquidation Rights. Any series of Class A preferred stock would be senior to the common stock as to distributions upon liquidation, dissolution or winding up of the company. After distribution in full of the preferential amounts to be distributed to holders of preferred stock, holders of common stock will be entitled to receive all remaining assets of the company available for distribution to stockholders in the event of voluntary or involuntary liquidation.

        Miscellaneous. The common stock is not redeemable, has no preemptive or conversion rights and is not liable for further assessments or calls. The transfer agent and registrar for our common stock is Mellon Investor Services, Inc. Our outstanding common stock is listed and traded on the New York Stock Exchange under the symbol "BOL". Holders of our common stock will have no conversion, redemption, sinking fund or preemptive rights. Stockholders are generally not liable for the company's debts or obligations, and the holders of shares will not be liable for further calls or assessments by the company. Subject to the provisions of the company's Certificate of Incorporation, all shares of common stock have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

DESCRIPTION OF WARRANTS

        In this section we describe the general terms of various warrants which we may offer under this prospectus and a related prospectus supplement. We may issue warrants for the purchase of debt securities, any series of Class A preferred stock or common stock. Warrants may be issued independently or together with any debt securities, shares of any series of Class A preferred stock or shares of common stock offered by any prospectus supplement and may be attached to or separate from such debt securities, shares of Class A preferred stock, or shares of common stock.

        The warrants are to be issued under warrant agreements to be entered into between the company and Citibank, N.A., as warrant agent, or such other bank or trust company as we may name in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of the company in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The form of the warrant agreement will be filed as an exhibit to the registration statement or incorporated by reference.

        The following summaries of certain provisions of the form of warrant agreement and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable warrant agreement and the warrants.

        General. If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

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  the offering price;

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  the currency, currencies or currency units for which warrants may be purchased;

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  the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities purchasable upon exercise of the warrants and the price at which such debt securities may be purchased upon such exercise;

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  the designation, number of shares and terms of the series of preferred stock purchasable upon exercise of the warrants to purchase preferred stock and the price at which such shares of preferred stock may be purchased upon such exercise;

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  the designation and terms of the debt securities, the series of Class A preferred stock or the common stock with which the warrants are issued and the number of warrants issued with each such debt security, share of Class A preferred stock or common stock;

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  the date on and after which the warrants and the related debt securities, Class A preferred stock or common stock will be separately transferable;

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  the date on which the right to exercise the warrants shall commence and the date (the "Expiration Date") on which such right shall expire;

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  a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

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  any other terms of the warrants.

        Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities, shares of Class A preferred stock or common stock purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the Class A preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

        Exercise of Warrants. Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of Class A preferred stock or common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the securities warrant. Our warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void.

        Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities, shares of Class A preferred stock or shares of common stock purchasable upon such exercise.

        The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of Class A preferred stock or common stock purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus directly, through underwriters or dealers, through agents, directly to purchasers, or through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The prospectus supplement relating to the offered securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the securities offered and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the offered securities may be listed.

        If underwriters or dealers are used in the sale, the offered securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the offered securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        We may sell offered securities directly or through agents we may designate from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by the company to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from the company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by the company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. Each series of offered securities other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by the company for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

        We cannot give prospective purchasers of any securities we offer under this prospectus and the related prospectus supplement any assurance as to the liquidity of the trading market for any offered securities.

        Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

        In order to comply with the securities laws of certain states, if applicable, the offered securities will be sold in such jurisdictions only through registered or licensed brokers or dealers.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINION

        Certain legal matters in connection with validity of the offered securities issued by the company and any series of debt securities, Class A preferred stock or common stock into which may be issuable upon the exchange or conversion of any such Offered Securities will be passed upon for the company by Robert B. Stiles, Senior Vice President and General Counsel of the company. Mr. Stiles owns approximately 9,139 shares of the company's common stock and also has exercisable options to purchase an additional 66,528 shares of the company's common stock. Pursuant to its By-laws, the company is required to indemnify Mr. Stiles to the fullest extent permitted by New York law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of the company. The company also maintains directors' and officers' liability insurance under which Mr. Stiles is insured against certain expenses and liabilities.

$150,000,000

Bausch & Lomb Incorporated
6.95% Senior Notes due 2007

PROSPECTUS SUPPLEMENT
November 18, 2002

Salomon Smith Barney

Banc of America Securities LLC
Fleet Securities, Inc.
JPMorgan

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY
Bausch & Lomb Incorporated
Recent Developments
The Offering
Summary Financial Information
RISK FACTORS
RISK RELATED TO OUR BUSINESS
RISKS RELATED TO THE NOTES
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
THE COMPANY
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CLASS A PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINION